Exhibit 99.4

To Our Valued Clients:

On February 29, 2012, Standard Parking Corporation and Central Parking Corporation announced some exciting news that will enable us to deliver even greater value to you, our clients.

We announced that Standard Parking signed a definitive Agreement and Plan of Merger with Central Parking. When completed, the merger will add more than 2,200 locations and approximately 1 million parking spaces to Standard Parking’s portfolio, effectively doubling the size of the company.

More importantly, the combined company will blend the best of both companies to enhance the suite of services and products that we provide both to our parking customers and clients. Moving forward, we expect to accelerate the development of revolutionary parking-related technology to improve the customer experience even more and, therefore, increase value for you. Finally, the combined company will stand ready to serve as a single source vendor to provide you with a single interface across many disciplines, enabling simplification and continuity of supervision and reporting.

Until the transaction is closed, each company will continue to operate separately with their existing structures and employing their existing brands. You should not experience any disruption in the products or services you receive. You will continue to work with the same operating personnel, who understand your facility’s specific needs and preferences, and you will have the same access to our property management technology products such as MPM PlusTM, Pay Park & Go and Client ViewSM.

We expect to close the transaction in the third quarter of 2012. The merger is subject to Standard Parking’s stockholder approval, antitrust and other regulatory review, consummation of the financing and other customary closing conditions.

Once the transaction is closed, any changes that may ultimately be made will only enhance the high service levels and array of product and service offerings to you. We remain committed to being a critical part of your business going forward, and we believe this transaction will bring tangible benefits to our valued clients.

If you have any questions, you can continue to reach out directly to your primary Standard Parking contact.

Sincerely,

Jim Wilhelm

President and Chief Executive Officer,

Standard Parking Corporation

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding expected cost synergies and other anticipated benefits of the proposed merger of Standard Parking Corporation

February 29, 2012

(“Standard”) and the parent of Central Parking Corporation (“Central”), the expected future operating results of the combined company, the expected timing of completion of the merger and the other expectations, beliefs, plans, intentions and strategies of Standard. Standard has tried to identify these statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and “will” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the risk that the proposed business combination transaction is not completed on a timely basis or at all; the ability to integrate Central into the business of Standard successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that Standard anticipates as a result of the transaction are not fully realized or take longer to realize than expected; the risk that Standard or Central may be unable to obtain antitrust or other regulatory clearance required for the transaction, or that required antitrust or other regulatory clearance may delay the transaction or result in the imposition of conditions that could adversely affect the operations of the combined company or cause the parties to abandon the transaction; intense competition; the loss, or renewal on less favorable terms, of management contracts and leases; and changes in general economic and business conditions or demographic trends.

For a detailed discussion of factors that could affect Standard’s future operating results, please see Standard’s filings with the Securities and Exchange Commission (the “SEC”), including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, Standard undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances, future events or for any other reason.

Additional Information

The shares of Standard’s common stock to be issued as consideration under the merger agreement will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and, unless so registered, such shares may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This document does not constitute an offer to buy or sell securities, or a solicitation of any vote or approval, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Standard intends to file with the SEC a proxy statement and other relevant materials in connection with the proposed business combination transaction referenced in this document. Before making any voting decision with respect to the proposed transaction, Standard stockholders are urged to read the proxy statement when it becomes available, and as it may be amended from time to time, because it will contain important information regarding the proposed transaction. Standard’s stockholders may obtain a free copy of the proxy statement and other relevant materials, when available, and other documents filed by Standard with the SEC at the SEC’s website at http://www.sec.gov. In addition, copies of the proxy statement, when available, will be provided free of charge by Standard to all of its stockholders. Additional requests for proxy statements and other relevant materials should be directed to Standard Parking, Investor Relations, 900 N. Michigan Ave., Chicago, IL 60611 or by email at investor_relations@standardparking.com.

Standard and Central and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from Standard’s stockholders with respect to the proposed transaction. Any interests of the executive officers and directors of Standard and Central in the proposed transaction will be described in the proxy statement, when it becomes available. For additional information about Standard’s executive officers and directors, see Standard’s proxy statement filed with the SEC on March 28, 2011.